Exhibit 8.1

Goodwin Procter llp 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

February 18, 2022

RPT Realty
19 W 44th Street
Suite 1002
New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel for RPT Realty, a Maryland real estate investment trust (the “Company”),  in connection with the preparation of a registration statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the issuance and/or sale from time to time of any combination of (i) common shares of beneficial interest, par value $0.01 per share, of the Company (“Common Stock”); (ii) preferred shares of beneficial interest, par value $0.01 per share, of the Company (“Preferred Stock”); (iii) warrants to purchase Common Stock or Preferred Stock; (iv) rights to purchase Common Shares, Preferred Shares or other securities of the Company; (v) debt securities of the Company; and (vi) depositary shares, each representing an interest in a fractional Preferred Share or multiple Preferred Shares.

This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2015, and the accuracy of certain matters discussed in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations.”

In rendering the following opinions, we have reviewed and relied upon the Company's Articles of Amendment and Restatement of Declaration of Trust, the Amended and Restated Bylaws of the Company, and the Amended and Restated Agreement of Limited Partnership of  RPT Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), in each case as amended or amended and restated, and as in effect through the date hereof (the “Organizational Documents”).  For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the SEC, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

RPT Realty
February 18, 2022

We also have reviewed and relied upon the representations, statements and covenants of the Company and the Operating Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”), regarding the formation and the prior, current and proposed, organization, ownership and operations of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT.  We assume that each of the representations, statements and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations, statements and covenants that speak to the best of the knowledge and belief of the Company and the Operating Partnership or are otherwise qualified as to knowledge, belief or similar qualification have been, are and will continue to be true, correct and complete as if made without such qualification.  To the extent such representations, statements and covenants speak to the intended or future ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ended December 31, 2015, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code;

ii.
The Company’s prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2015 and for subsequent taxable years; and

iii.
The statements set forth under the heading “Certain United States Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.

RPT Realty
February 18, 2022

We express no opinion other than the opinions expressly set forth herein.  In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, and the assumptions set forth herein.  For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations, statements and covenants in the REIT Certificate or any of our assumptions set forth herein.  We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions.  Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein.  Furthermore, the Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT.  We have not monitored and will not monitor actual results and have not verified and will not verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

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Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period.  Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein and render the tax discussion in the Registration Statement incorrect or incomplete.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.  Utilizing such savings provisions could require the Company to pay significant additional taxes, excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

Our opinion is not binding on the IRS, and the IRS may disagree with and challenge the opinions contained herein. A court may sustain such a challenge.

RPT Realty
February 18, 2022

This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

This letter is being furnished to you solely for the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and may not be used or otherwise relied upon for any other purpose (other than as required by law or by a governmental authority).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP